Exhibit D-2A

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                                The Potomac Edison Company
                                Owned Generation Assets
                       Example of Allocation to West Virginia Service
                                For Transfer to GENCO
                               As of September 30, 1999

                                                                                                               West Virginia
                                           Total                           Net    West Virginia                    Net
                             Nameplate     Book         Accumulated       Book     Allocation    West Virginia    Book
Generation Asset            Capactiy (Mw)  Costs        Depreciation      Costs      Ratio         Capacity       Costs
     (1)                        (2)         (3)             (4)            (5)        (6)            (7)           (8)

Albright Power Station           69        $37,663,928  ($24,947,927)  $12,716,001  19.801%          14         $2,517,895
Fort Martin Power Station       317        $86,295,174  ($59,864,338)  $26,430,836  19.801%          63         $5,233,570
Harrison Power Station          672       $358,512,472 ($156,864,631) $201,647,841  19.801%         133        $39,928,289
Hatfield's Ferry Power Station  346       $103,171,608  ($55,908,540)  $47,263,068  19.801%          69         $9,358,560
R. Paul Smith Power Station     110        $62,491,122  ($37,244,811)  $25,246,311  19.801%          22         $4,999,022
Pleasants Power Station         410       $258,755,791 ($161,347,072)  $97,408,719  19.801%          81        $19,287,900
Dam #4 Hydro Station              2         $4,554,450   ($1,313,975)   $3,240,475  19.801%           0           $641,646
Dam #5 Hydro Station              1         $1,749,117     ($638,817)   $1,110,300  19.801%           0           $219,851

Total                         1,927       $924,410,939 ($498,130,111) $415,063,552                  382        $82,186,734

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